Exhibit 4.1

NUMBER	UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP G7490F119

RENATUS TACTICAL ACQUISITION CORP I

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE REDEEMABLE PUBLIC WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT	is the owner of	Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of Renatus Tactical Acquisition Corp I, a Cayman Islands exempted company (the “Company”), and one-half (1/2) of one redeemable public warrant (the “Warrant”). Each whole Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each whole Warrant will become exercisable on the later of thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and twelve (12) months from the closing of the Company’s initial public offering, and each whole Warrant will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to , 2025, unless Clear Street LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and filing a Current Report on Form 8-K and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of , 2025 (the “Public Warrant Agreement”), between the Company and Odyssey Transfer and Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Public Warrant Agreement are on file at the office of the Warrant Agent at 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory	Transfer Agent

RENATUS TACTICAL ACQUISITION CORP I

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of ordinary shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT	—	Custodian

MIN ACT
(Cust) (Minor)
TEN ENT	—	as tenants by the entireties
Under Uniform Gifts to Minors Act
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.
 For value received, _____________ hereby sells, assigns and transfers unto ___________

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

______________Units represented by the within Certificate, and do hereby irrevocably constitute and appoint
_____________________Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:

Notice: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

In each case, as more fully described in, and subject to the terms and conditions described in the Company’s final prospectus for its initial public offering dated          , 2025, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Class A Ordinary Shares sold in the Company’s initial public offering and liquidates because it does not consummate an initial business combination within the time period set forth in the Company’s Second Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, (ii) the Company redeems the Class A Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s Second Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to provide for the redemption of the Class A Ordinary Shares in connection with the initial business combination or to redeem 100% of the Class A Ordinary Shares if it does not consummate an initial business combination within the time period set forth in the Company’s Second Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, or with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Class A Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.